EXHIBIT 99.1

Atreca Reports Fourth Quarter and Full Year 2020 Financial Results and Recent Corporate Developments

SOUTH SAN FRANCISCO, Calif., Feb. 25, 2021 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the fourth quarter and full year ended December 31, 2020, and provided an overview of recent developments.

"2020 was a successful year for Atreca marked by several key milestones, including the initiation of our first-in-human study of ATRC-101 and the signing of multiple strategic collaborations to both enhance our discovery platform and build our development pipeline,” said John Orwin, Chief Executive Officer. "Preclinical data that we presented on ATRC-101 throughout the year highlighted its novel target and mechanism of action, as well as its potential as a combination therapy both with checkpoint inhibitors targeting the PD-1/PD-L1 axis and with chemotherapy. This year we look forward to reporting initial summary data from our Phase 1b trial, initiating combination studies with a checkpoint inhibitor and chemotherapy, and providing an update on our early-stage pipeline.”

Recent Developments and Highlights

  To date, 10 clinical trial sites have been initiated in the Phase 1b trial evaluating ATRC-101 in multiple solid tumor cancers. Three patients have been enrolled in the fourth dose cohort (10mg/kg) of the dose escalation portion of the trial. Patient enrollment in the fifth and final dose cohort (30mg/kg) is planned to begin following the protocol-specified dose-limiting toxicity assessment period. Atreca expects to announce initial summary data from the study in 2Q 2021.
  As allowed by the study protocol, up to three additional patients are being backfilled into the previously cleared third dose cohort (3mg/kg) due to continued interest in the study and in order to collect supplemental data. The dose expansion portion of the study is also being opened with an additional 3mg/kg cohort expected to enroll up to 12 patients. Further cohorts to evaluate ATRC-101 in combination with a PD-1 inhibitor and in combination with a chemotherapeutic agent are planned to begin in 2Q 2021 and 2H 2021, respectively.

Fourth Quarter and Full Year 2020 Financial Results

  As of December 31, 2020, cash and cash equivalents and short-term investments totaled $240.1 million.

  Research and development expenses for the year ended December 31, 2020 were $62.0 million, including non-cash share-based compensation expense of $5.9 million. Research and development expenses for the three months ended December 31, 2020 were $16.8 million, including non-cash share-based compensation expense of $1.4 million.

  General and administrative expenses for the year ended December 31, 2020 were $26.8 million, including non-cash share-based compensation expense of $6.6 million. General and administrative expenses for the three months ended December 31, 2020 were $6.6 million, including non-cash share-based compensation expense of $1.7 million.

  Atreca reported a net loss of $86.3 million, or basic and diluted net loss per share attributable to common stockholders of $2.70, for the year ended December 31, 2020. The Company reported a net loss of $23.0 million, or basic and diluted net loss per share attributable to common stockholders of $0.63, for the three months ended December 31, 2020.

About Atreca, Inc.

Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca's platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements

Certain statements in this press release regarding our strategy and future plans, including statements regarding the development of ATRC-101 and our clinical and regulatory plans and the timing thereof, and the progress of our discovery platform and development efforts with our existing and potential future collaboration and research arrangements, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "continued," "anticipate," "potential," "expect," "believe," "planned," and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, and regulatory submissions, the activity of ATRC-101 or potential future candidates once administered in human subjects, and the implementation of our strategic plans for our business, technologies, and current or potential future product candidates. More information on these risks and potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,	December 31,
	2020	2019

ASSETS

Current Assets
Cash and cash equivalents	$60,789	$157,954
Investments	179,296	14,663
Prepaid expenses and other current assets	9,037	3,502
Total current assets	249,122	176,119
Property and equipment, net	19,831	5,771
Long-term investments	-	10,799
Deposits and other	3,111	3,026
Total assets	$272,064	$195,715

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$5,216	$2,133
Accrued expenses	10,302	5,395
Other current liabilities	1,900	419
Total current liabilities	17,418	7,947
Capital lease obligations, net of current portion	4	53
Deferred rent	12,585	763
Total liabilities	30,007	8,763

Stockholders’ equity
Common stock	4	3
Additional paid-in capital	492,436	351,039
Accumulated other comprehensive income	58	16
Accumulated deficit	(250,441)	(164,106)
Total stockholders’ equity	242,057	186,952
Total liabilities and stockholders’ equity	$272,064	$195,715

Atreca, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

	(unaudited)
Expenses
Research and development	$16,847	$14,279	$62,045	$54,726
General and administrative	6,639	6,926	26,834	17,845
Total expenses	23,486	21,205	88,879	72,571
Interest and other income (expense)
Other income	366	329	1,353	2,134
Interest income	136	885	1,218	3,213
Interest expense	(1)	(1)	(4)	(6)
Preferred stock warrant liability revaluation	—	—	—	(123)
Foreign exchange loss	—	(7)	—	(8)
Loss on disposal of property and equipment	(22)	(115)	(22)	(122)
Loss before Income tax expense	(23,007)	(20,114)	(86,334)	(67,483)
Income tax expense	-	1	(1)	(1)
Net loss	$(23,007)	$(20,113)	$(86,335)	$(67,484)
Net loss per share, basic and diluted	$(0.63)	$(0.72)	$(2.70)	$(4.26)
Weighted-average shares used in computing
net loss per share, basic and diluted	36,726,441	27,959,975	31,924,473	15,834,175

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Sheryl Seapy, 213-262-9390
sseapy@w2ogroup.com

Source: Atreca, Inc.